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                                                                    EXHIBIT 99.8


                                   VOTING AGREEMENT


         This VOTING AGREEMENT (the "Agreement") is made and entered into this 2nd day of September 1997, by and between Computer Products, Inc., a Florida corporation ("CPI"), Zytec Corporation, a Minnesota corporation ("Zytec"), and those certain principal shareholders of Zytec executing this Agreement (each a "Shareholder" and, collectively, the "Shareholders").

                                   R E C I T A L S:

         WHEREAS, CPI, CPI Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of CPI ("CPI Sub"), and Zytec contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith providing, among other things, for the merger (the "Merger") of CPI Sub with and into Zytec (capitalized terms not otherwise defined herein shall be as defined in the Merger Agreement);

         WHEREAS, a committee of disinterested directors of Zytec, separately, and the entire Board of Directors of Zytec each has approved the transactions contemplated by the Merger Agreement and this Agreement;

         WHEREAS, each Shareholder is the owner of the number of shares of common stock, no par value, of Zytec (the "Zytec Common Stock") set forth opposite his name on Schedule A hereto (being collectively referred to herein as the "Subject Shares");

         WHEREAS, CPI wishes to consummate the Merger pursuant to the terms and conditions of the Merger Agreement; however, before executing the Merger Agreement, CPI requires certain assurances and commitments from the Shareholders as set forth herein; and

         WHEREAS, in order to induce CPI to enter into the Merger Agreement, the Shareholders have agreed to enter into this Agreement, which provides for certain voting agreements and resale restrictions with respect to the Subject Shares.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, CPI and the Shareholders agree as follows:

         1. VOTING AGREEMENT. (a) Each Shareholder covenants and agrees that until the earlier of the (i) consummation of the Merger and (ii) termination of the Merger Agreement in accordance with Section 9.1 thereof (the "Restriction Period"), at any meeting of shareholders of Zytec called to vote upon the Merger and the Merger Agreement or at

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any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

         (b) Each Shareholder covenants and agrees that, during the Restriction Period, at any meeting of shareholders of Zytec or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any Business Combination Proposal, as such term is defined in Section 7.10(a) of the Merger Agreement or (ii) any amendment of Zytec's Articles of Incorporation or By-laws or other proposal or transaction involving Zytec, which amendment or other proposal or transaction could be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Zytec Common Stock. During the Restriction Period, the Shareholder further agrees not to enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with any Business Combination Proposal.

         2. RESTRICTIONS ON TRANSFER. Each Shareholder covenants and agrees that, during the Restriction Period, it shall not sell, tender, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, any or all of such Subject Shares or any interest therein or enter into any contract, option or other arrangement with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger Agreement.

         3. GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY. (a) Each Shareholder hereby irrevocably grants to, and appoints, Joseph M. O'Donnell and Richard J. Thompson, in their respective capacities as officers of CPI, and any individual who shall hereafter succeed to any such office of CPI, and each of them individually, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (ii) against any Business Combination Proposal or amendment of Zytec's Articles

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of Incorporation or By-laws, or other proposal or transaction (including any consent solicitation to remove or elect any directors of Zytec) involving Zytec which amendment or other proposal or transaction could be reasonably likely to impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Zytec under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

         (b) Such Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

         (c) Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 302A.449 of the Minnesota Business Corporation Act. Notwithstanding the foregoing, such irrevocable proxy shall terminate and be of no force and effect upon termination of the Restriction Period.

         4. REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER. Each Shareholder hereby, severally and not jointly, represents and warrants to CPI as of the date hereof in respect of himself as follows:

         (a) CAPACITY. The Shareholder has all requisite legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of the Shareholder enforceable against such Shareholder in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not,
(i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any agreement or instrument applicable to the Shareholder, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or other governmental authority, domestic, foreign or transnational, or (iii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholder or

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any of the Shareholder's property or assets, including the Subject Shares.

         (b) THE SUBJECT SHARES. The Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite his name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Shareholder does not own, of record or beneficially, any shares of capital stock of Zytec other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto. The Shareholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

         5. REPRESENTATIONS AND WARRANTIES OF CPI. CPI hereby represents and warrants to each Shareholder that it has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by CPI, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of CPI. This Agreement has been duly executed and delivered by CPI and constitutes a valid and binding obligation of CPI enforceable against it in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the Articles of Incorporation or By-Laws of CPI, or any agreement or instrument applicable to CPI, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or other governmental authority, domestic, foreign or transnational, or (iii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to CPI or any of its property or assets.

         6. FURTHER ASSURANCES. Each Shareholder shall, at CPI's expense, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as CPI may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

         7. CERTAIN EVENTS. (a) Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Subject Shares and shall be binding upon

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any person or entity to which legal or beneficial ownership of such Subject
Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or legal representatives. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Zytec affecting the Zytec Common Stock, or the acquisition of additional shares of the Zytec Common Stock or other voting securities of Zytec by any Shareholder, the number of Subject Shares listed in Schedule A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Zytec Common Stock or other voting securities of Zytec issued to or acquired by such Shareholder.

         (b) Each Shareholder agrees that such Shareholder shall tender to CPI, promptly upon CPI's request therefor, any and all certificates representing such Shareholder's Subject Shares in order that CPI may inscribe upon such certificates the following legend: "The Shares of Common Stock, no par value, of Zytec are subject to a Voting Agreement, dated as of September 2, 1997, and may not be sold or otherwise transferred in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Zytec."

         8. SPECIFIC ENFORCEMENT. The Shareholder acknowledges and agrees that CPI would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the Shareholder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that CPI shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which CPI may be entitled at law or equity.

         9. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that CPI may assign any and all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of CPI; PROVIDED, that CPI will remain liable for its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, permitted assigns, heirs, legal representatives and beneficiaries.

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         10.  AMENDMENTS.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

         11. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or private courier service, postage prepaid, to the respective addresses as follows:

         If to CPI, to:

              Computer Products, Inc.
              7900 Glades Road, Suite 500
              Boca Raton, FL 33434
              Attn: Richard J. Thompson

         Copy to:

              Hertzog, Calamari & Gleason
              100 Park Avenue
              New York, New York 10017
              Attn:  Stephen A. Ollendorff, Esq.

         If to the Shareholders, to their respective addresses set forth on Schedule A attached hereto, or to such other address(es) as either party hereto shall have designated by like notice to the other party hereto, with a copy to Winthrop and Weinstine, P.A., 3200 Minnesota World Trade Center, 30 East Seventh Street, St. Paul, Minnesota 55101, Attn: Sheman Winthrop, Esq.

         12. COUNTERPARTS. This Agreement may be executed ln one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

         13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota.

         14. ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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         IN WITNESS WHEREOF, CPI, Zytec, and the Shareholders have caused this
Agreement to be duly executed and delivered as of the date first written above.

                                  COMPUTER PRODUCTS, INC.



                                  By: /s/ Joseph M. O'Donnell
                                      -----------------------
                                       Name:
                                       Title:


                                  ZYTEC CORPORATION


                                  By: /s/ Ronald D. Schmidt
                                      ---------------------
                                       Name:
                                       Title:


                                  SHAREHOLDERS:



                                  /s/ Ronald D. Schmidt
                                  ---------------------
                                  Ronald D. Schmidt



                                  /s/ John M. Steel
                                  -----------------
                                  John M. Steel



                                  /s/ Lawrence J. Matthews
                                  ------------------------
                                  Lawrence J. Matthews


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                                                                      SCHEDULE A

                           OWNERSHIP OF ZYTEC COMMON STOCK


NAME AND ADDRESS OF SHAREHOLDER                         NUMBER OF SUBJECT SHARES

Ronald D. Schmidt                                                 890,854
7575 Market Place Drive
Eden Prairie, MN 55344

John M. Steel                                                     757,606
7575 Market Place Drive
Eden Prairie, MN 55344

Lawrence J. Matthews                                              800,932
7601 Fifth Avenue
Richfield, MN 55423

              Total
                                                                ---------
                                                                2,449,392

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